Exhibit 10.2
Supplemental Indenture
     SUPPLEMENTAL INDENTURE, dated as of May 22, 2007, among Bally Total Fitness Holding Corporation, a corporation organized under the laws of Delaware (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).
     WHEREAS, the Company has duly issued its 9 7/8% Senior Subordinated Notes due 2007 in the aggregate principal amount of $299,764,000 (the “Notes”) pursuant to an Indenture, dated as of December 16, 1998, between the Company and the Trustee (as amended or supplemented, the “Indenture”), and the Notes are outstanding on the date hereof;
     WHEREAS, the Company has received consents pursuant to the Limited Waiver and Forbearance Agreement, dated May 14, 2007 (the “Limited Waiver and Forbearance Agreement”), in the form attached hereto as Schedule A, among the Company and the holders of the Notes listed on Exhibit A thereto, from holders of the Notes representing at least a majority in aggregate principal amount of the outstanding Notes to certain waivers of Defaults or Events of Default and amendments to the Indenture described therein;
     WHEREAS, pursuant to the Limited Waiver and Forbearance Agreement and Sections 5.13 and 10.19 of the Indenture, holders representing at least a majority in aggregate principal amount of the outstanding Notes have executed and delivered to the Trustee waivers certain Defaults or Events of Default under and prospective compliance with Sections 7.4, 10.12(a)(i), 10.17 and 10.18 of the Indenture from May 14, 2007 to, but not including, the Fourth Waiver Expiration Date (as defined in Section 1.1 hereof);
     WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing certain provisions of the Indenture or the Notes;
     WHEREAS, to waive compliance with Section 7.4 of the Indenture from May 14, 2007 to, but not including, the Fourth Waiver Expiration Date, the Indenture requires the Company and the Trustee to enter into an indenture supplemental to the Indenture in accordance with Section 9.2 of the Indenture;
     WHEREAS, Section 9.4 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder of the Notes;
     NOW, THEREFORE, the parties hereto agree as follows:
     Section 1.1 Acknowledgements. (a) The Trustee acknowledges that the holders of the Notes listed on Exhibit A to the Limited Waiver and Forbearance Agreement represent at least a majority in aggregate principal amount of the outstanding Notes as of the date hereof, and that pursuant to and subject to the terms of the Limited Waiver and Forbearance Agreement, such holders have waived, from May 14, 2007 to, but not including, the Fourth Waiver Expiration Date, the Company’s obligation to (i) file with the SEC such reports as the Company is or may be required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act and furnish such reports to the Trustee and holders of the Notes in accordance with Sections 7.4 and

10.17 of the Indenture (the “Reporting Obligations”), (ii) comply with Section 10.12(a)(i) of the Indenture in connection with the Purchase and Sale Agreement, dated October 13, 2006, for the sale of 1901 West 39th Street, Hialeah, Florida and the Escrow Holdback Agreement, dated October 24, 2006, as amended, concerning Escrow Trust #06-0806 (the “Sale and Leaseback Matters”), and (iii) provide notice to the Trustee of a Default or Event of Default arising in connection with any or all of the Reporting Obligations or the Sale and Leaseback Matters in accordance with Section 10.18 of the Indenture (the “Notice Obligations” and, together with the Reporting Obligations and the Sale and Leaseback Matters, the “Waived Matters”), on the terms set forth in the Waiver and Forbearance Agreement.
     (b) Subject to the terms of the Limited Waiver and Forbearance Agreement and the Indenture, the Trustee acknowledges the effectiveness of the limited waiver of the Waived Matters contained in the Limited Waiver and Forbearance Agreement.
     (c) The Company acknowledges and agrees that, notwithstanding the agreement of the holders listed on Exhibit A to the Limited Waiver and Forbearance Agreement to grant a limited waiver in respect of the Waived Matters, (i) such limited waiver shall not constitute a waiver of the occurrence and continuance of any Waived Matter constituting a Default or Event of Default at any time on or after the Fourth Waiver Expiration Date, if such Default or Event of Default has not been cured or otherwise waived, (ii) such limited waiver shall not constitute a waiver of the occurrence or continuance of any Default or Event of Default that is not a Waived Matter and (iii) nothing contained in the Limited Waiver and Forbearance Agreement shall be construed to limit or affect the right of the Trustee and the holders listed on Exhibit A to the Limited Waiver and Forbearance Agreement to take any action to enforce or interpret any provision of the Limited Waiver and Forbearance Agreement through the Fourth Waiver Expiration Date.
     Section 2.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture or any supplemental indenture related thereto.
     Section 3.1 Amendment to Section 1.1. The following defined terms are hereby inserted into Section 1.1 of the Indenture in their respective correct alphabetical order. To the extent the defined terms are already included in the Indenture, such terms are replaced in their entirety by the defined terms set forth below.
     “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 16, 2006 (as amended), among the Company, as Borrower, the several banks and other financial institutions parties thereto, JPMorgan Chase Bank, N.A., as Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and JPMorgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner.
     “Credit Agreement Forbearance Agreement” means the Forbearance Agreement, dated as of April 5, 2007, among the Company, the Lenders party thereto, JPMorgan Chase Bank. N.A., as Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent.

     “Fourth Waiver Expiration Date” means the earliest to occur of (A) July 13, 2007, (b) June 28, 2007, if the Company fails to deliver, before or on such date, copies of the documents referred to in Section 5.1(b) of the Credit Agreement Forbearance Agreement to the Trustee, each Holder Representative and each Holder (each as defined in the Limited Waiver and Forbearance Agreement), with delivery only required to each such party that has executed a binding confidentiality agreement with the Company, or (C) the date on which (i) a Default or Event of Default that is not a Waived Matter occurs and such Default or Event of Default has not been cured or waived, (ii) (a) the Agent Lender or any Lender commences any enforcement action under the Credit Agreement or (b) the trustee or the requisite holders under the Senior Notes Indenture issue any enforcement notice under Section 5.2 of the Senior Notes Indenture, including with regard to the acceleration of the Senior Notes, (iii) to the extent applicable, a breach by any of the parties thereto of the Senior Notes Forbearance Agreement or the Credit Agreement Forbearance Agreement (which has not been cured or waived by the requisite parties in accordance with the terms of such agreements) occurs, (iv) the Company takes any action to challenge the validity or enforceability of the Indenture, the Limited Waiver and Forbearance Agreement or any provision thereof (including by asserting such a challenge in writing) or (v) the Company is no longer working in good faith on the terms of a consensual restructuring with the Holder Representatives and the Restricted Holders (each as defined in the Limited Waiver and Forbearance Agreement).
     “Limited Waiver and Forbearance Agreement” means the Limited Waiver and Forbearance Agreement, dated as of May 14, 2007, among the Company and the holders of the Notes party thereto, as amended and supplemented.
     “Senior Notes” means the 10 1/2% Senior Notes due 2011 issued by the Company pursuant to the Senior Notes Indenture.
     “Senior Notes Forbearance Agreement” means the Limited Waiver and Forbearance Agreement, dated as of May 14, 2007, among the Company, the Guarantors party thereto and the holders of the Senior Notes party thereto.
     “Senior Notes Indenture” means the Indenture, dated as of July 2, 2003, as amended or supplemented, by and among the Company, as issuer, the Guarantors party thereto and the Trustee, as trustee.
     Section 4.1 Amendment to Section 5.1(c). Section 5.1(c) of the Indenture is hereby amended by inserting the following at the end thereof:
     “provided, however, that any Default in connection with the Waived Matters (as defined in the Limited Waiver and Forbearance Agreement) that arose prior to the Fourth Waiver Expiration Date and that would not otherwise ripen into an Event of Default without delivery of a notice of default hereunder shall constitute an Event of Default on the Fourth Waiver Expiration Date, in which event the Company acknowledges that the execution of the Limited Waiver and Forbearance Agreement shall constitute a notice of default for this purpose, unless such Default has been cured or otherwise waived;”

     Section 4.2 Amendment to Section 7.4. Section 7.4 of the Indenture is hereby amended by inserting the following at the end of the last paragraph thereof:
     “Notwithstanding any of the foregoing, and subject to the terms of the Limited Waiver and Forbearance Agreement, including Section 4.2 thereof, the Company shall not be required to comply with this Section 7.4 during the period beginning on May 14, 2007 and ending on the Fourth Waiver Expiration Date.”
     Section 5.1 Miscellaneous.
     (a) Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to applicable choice of law principles to the extent that the application of the laws of another jurisdiction would result thereby.
     (b) Headings. Section headings in this Supplemental Indenture are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Supplemental Indenture.
     (c) Counterparts. This Supplemental Indenture may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Supplemental Indenture by signing any such counterpart. A facsimile or electronic mail transmission of this Supplemental Indenture bearing a signature on behalf of a party hereto shall be legal and binding on such party.
     (d) Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Except as expressly set forth in this Supplemental Indenture, nothing in the Limited Waiver and Forbearance Agreement shall modify the terms of the Indenture or affect, limit or impair the rights of any person not party to the Limited Waiver and Forbearance Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective duly authorized officers, as of the date first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION
/s/ Ronald G. Eidell
Ronald G. Eidell
Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
/s/ Patricia J. Kapsch
Patricia J. Kapsch
Assistant Vice President